FOURTH AMENDED AND RESTATED
                            1992 STOCK OPTION PLAN OF
                         GLOBAL TELESYSTEMS GROUP, INC.
                              (As Of April 9, 1998)

1.       Purposes of the Plan.

         The purposes of the Fourth Amended and Restated 1992 Stock Option Plan of Global TeleSystems Group, Inc. are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees of the Company and its Parent or Subsidiaries, and to promote the success of the business of the Company and its Parent or Subsidiaries. At the discretion of the Committee, Options granted hereunder may be either Incentive Stock Options or Nonstatutory Stock Options. Each Option shall be a Nonstatutory Stock Option unless such Option is granted to an Employee and is specifically designated at the time of grant as being an Incentive Stock Option.

2.       Definitions.

         As used herein, and in any Option granted hereunder, the following definitions shall apply:

         "Board" shall mean the Board of Directors of GTS.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Stock" shall mean the Common Stock of GTS, par value $.10 per share.

         "Company" shall mean GTS, any Parent, Subsidiary or affiliate of GTS, and except as provided in Section 11 below, any successors in interest to GTS or such Parent, Subsidiary or affiliate.

         "Committee" shall mean the Stock Option Committee appointed by the Board in accordance with Section 4 of the Plan. If the Board does not appoint or ceases to maintain a Committee, the term "Committee" shall refer to the Board.

         "Continuous Employment" shall mean the absence of any interruption or termination of service as an Employee, independent contractor or director with the Company. For purposes of the preceding sentence, service shall not be considered interrupted during any period of vacation, sick leave, military leave or any other absence approved by the Board and shall not be considered terminated as a result of a transfer between locations within the Company.

         "Director" shall mean any person serving on the Board of Directors of the Company or analogous governing body in the case of entities organized in jurisdictions outside the United States.

         "Employee" shall mean any person, including any officer (whether or not he or she is a director of the Company), employed by the Company.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "GTS" shall mean Global TeleSystems Group, Inc., a Delaware corporation, and except as provided in Section 11 below, its successors in interest.

         "Incentive Stock Option" shall mean any option granted under this Plan and any other option granted to an Employee in accordance with the provisions of
Section 422 of the Code and the regulations promulgated thereunder.

         "Non-Employee Director" shall mean a "non-employee director" of GTS within the meaning of Rule 16b-3 promulgated under the Exchange Act who is an "outside director" for purposes of Section 162(m) of the Code.

         "Nonstatutory Stock Option" shall mean any Option granted under the Plan that is not an Incentive Stock Option.

         "Option" shall mean a stock option granted pursuant to the Plan.


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         "Option Agreement" shall mean a written agreement between the Company and the Optionee or the Trust regarding the grant and exercise of Options to purchase Shares and the terms and conditions thereof as determined by the Committee pursuant to the Plan.

         "Optioned Shares" shall mean the Common Stock subject to an Option.

         "Optionee" shall mean an Employee, independent contractor or director who receives an Option under the Plan, either directly or as a beneficiary of the Trust.

         "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         "Plan" shall mean this Fourth Amended and Restated 1992 Stock Option Plan of GTS

         "Registration Date" shall mean February 5, 1998, the effective date of the first registration statement filed by GTS, pursuant to Section 12(g) of the Exchange Act, with respect to any class of equity securities.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

         "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

         "Trust" shall mean the GTS Employee Stock Option Plan Trust, as may be amended from time to time.

         "Trustee" shall mean the trustee of the Trust, as may be designated from time to time in accordance with the terms and provisions of the Trust.

3.       Stock Subject to the Plan.

         Without limiting the application of Section 11 of the Plan, the maximum aggregate number of Shares which may be subject to Options and sold under the Plan is the greater of 9,568,688 or 18.5% of the total number of Shares outstanding at the time of the grant of such Options or on any other relevant date. The number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall not exceed in the aggregate 1 million Shares, subject to adjustment as provided in Section 11 below (the "Incentive Option Pool"). Incentive Stock Options shall be granted under the Plan only to the extent that Shares remain available in the Incentive Option Pool. Unless otherwise specified by the Committee at the time of the grant of a Nonstatutory Stock Option, Nonstatutory Stock Options shall be granted only with respect to Shares available under this Section 3 in excess of the number of Shares in the Incentive Option Pool. If any Incentive Stock Option or any Nonstatutory Stock Option that was designated at the time of grant as having been granted from the Incentive Option Pool expires, terminates, or is terminated or becomes unexercisable for any reason (other than settlement in cash) prior to exercise in full, the Shares that were subject to the unexercised portion of such Option shall be restored to the Incentive Option Pool and shall be available for future Incentive Stock Option grants under the Plan, unless the Plan shall have been terminated. If an Option is surrendered to the Company for cash or other consideration (including Shares withheld in payment of taxes relating to awards or in payment of the exercise price of Options), if Shares are surrendered to the Company in payment of the exercise price of Options or taxes relating to awards, or if a Nonstatutory Stock Option that was not designated as having been granted from the Incentive Option Pool expires, terminates, or is terminated or becomes unexercisable for any reason without having been exercised in full, the Shares that were subject to the unexercised portion of such Option and the Shares surrendered to the Company shall become available for future Nonstatutory Stock Option grants under the Plan, unless the Plan shall have been terminated, but such Shares shall not be included in the Incentive Option Pool. The Shares may include authorized but unissued or reacquired Common Stock.

The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an award.


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4.       Administration of the Plan.

         (a) Procedure. The Plan shall be administered by the Board. The Board may appoint a Stock Option Committee consisting of not less than two members of the Board to administer the Plan, subject to the direction of the Board and such terms and conditions as the Board may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. In the discretion of the Board, the Committee may be comprised of members each of whom qualifies as a Non-Employee Director.

From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and, thereafter, directly administer the Plan. Members of the Board or Committee who are either eligible for Options or have been granted Options (either directly or as a beneficiary of the Trust) may vote on any matters affecting the administration of the Plan or the grant of Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to such member (either directly or as a beneficiary of the Trust) but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Option to such member (either directly or as a beneficiary of the Trust).

The Committee shall meet at such times and places and upon such notice as the Chairperson determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee.

         (b) Procedure After Registration Date. After the Registration Date, the Board shall take all action necessary to administer the Plan in accordance with the then effective provisions of Rule 16b-3 promulgated under the Exchange Act, provided that any amendment to the Plan required for compliance with such provisions shall be made in accordance with Section 13 of the Plan.

         (c) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have discretionary authority: (i) to determine, upon review of relevant information, the fair market value of the Common Stock; (ii) to determine the exercise price of Options to be granted, the persons (including the Trust) to whom and the time or times at which Options shall be granted, and the number of Shares to be represented by each Option; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to establish the terms and conditions of each Option granted under the Plan (which terms and conditions need not be identical in any two Options) and, with the consent of the holder thereof, to modify or amend any Option; (vi) to authorize any person to execute on behalf of the Company any instruments required to effect the grant of an Option awarded by the Committee; (vii) to accelerate or (with the consent of an Optionee) to defer an exercise date of any Option subject to the provisions of Section 9(a) of the Plan; (viii) to determine whether Options granted under the Plan will be Incentive Stock Options or Nonstatutory Stock Options; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

         (d) Effect of Committee's Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all potential or actual Optionees, any other holder of an Option or other equity security of the Company and all other persons. In any controversy regarding the administration of the Plan, any arbitrator or court reviewing any decision, determination or interpretation by the Committee shall not set aside or modify such decision, determination or interpretation unless it is arbitrary, capricious or clearly contrary to the terms of the Plan.







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5.       Eligibility.

         (a) Persons Eligible to Participate. Options under the Plan may be granted only to (i) Employees, (ii) the Trust for the benefit of Employees;
(iii) independent contractors performing services for the Company, whom the Committee may designate from time to time and (iv) Directors of the Company who are not Employees. Each Employee in certain jurisdictions, as designated by the Committee from time to time, must be a beneficiary of the Trust in order to be a participant under this Plan. Incentive Stock Options may be granted only to Employees. An Optionee who has been granted an Option may receive an additional Option or Options, if he or she is otherwise eligible for such grant. Such additional Option or Options may be granted to the Trust for the benefit of such eligible Optionee. However, an Option intended to constitute an Incentive Stock Option (and so designated at the time of grant) shall qualify as an Incentive Stock Option only to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other plans of the Optionee's employer corporation and its parent and subsidiary corporations within the meaning of
Section 422(d) of the Code) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

         (b) No Right to Continuing Employment or Service. Neither the establishment nor operation of the Plan or the Trust shall confer upon any Optionee or any other person any right with respect to continuation of employment or other service with the Company, nor shall the Plan or the Trust interfere in any way with the right of the Optionee or other person or the right of the Company to terminate such employment or service at any time.

6.       Term of Plan.

         This Fourth Amended and Restated Plan shall become effective upon its adoption by the Board. The Plan shall continue until April 9, 2008 unless sooner terminated under Section 11 or 13 of the Plan.

7.       Term of Option.

         Unless the Committee determines otherwise, at the time of the grant of an Option, the term of each Nonstatutory Stock Option granted under the Plan shall be 10 years and one day from the date of grant; and the term of each Incentive Stock Option shall be 10 years from the date of grant. No Option shall be exercisable after the expiration of its term. In all cases the terms of an Option shall be set forth in the Option Agreement.

8.       Option Price, Consideration and Restrictions.

         (a) Option Price. Except as provided in subsection 8(b), the option price for the Shares to be issued pursuant to any Option shall be such price as is determined by the Committee which, in the case of Incentive Stock Options, shall in no event be less than the fair market value of such Shares on the date the Option is granted. Fair market value of the Common Stock shall be determined by the Committee using such criteria as it deems relevant; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the average of the last reported bid and asked prices of the Common Stock on the date of grant, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System; or, in the event the Common Stock is listed on a national securities exchange, within the meaning of
Section 6 of the Exchange Act, the fair market value per Share shall be the closing price on such exchange on the date of grant of the Option, as reported in The Wall Street Journal.

         (b) Ten Percent Shareholders. No Incentive Stock Option shall be granted to any Employee who, at the date such Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, unless the option price for the Shares to be issued pursuant to such Incentive Stock Option is equal to at least 110% of the fair market value of such Shares on the grant date as determined by the Committee in the manner set forth in subsection (a) above.

         (c) Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option shall be payment in cash or by check or with Shares of the Company's Common Stock. The Committee may also, in its discretion, authorize at the time of the grant of the Option payment in some other consideration or


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method (such as by promissory note) for the issuance of Shares as may be permitted under Section 157 of the General Corporation Law of the State of Delaware. Any cash or other property received by the Company from the sale of Common Stock pursuant to the Plan shall constitute part of the general assets of the Company.

         (d) Code Section 162(m). The maximum number of Shares subject to Options that may be granted during any calendar year under the Plan to any executive officer or other Employee whose compensation is or may be subject to Code Section 162(m) is 1,500,000 shares (subject to adjustment as provided in Section 11 hereof).

9.       Exercise of Option.

         (a) Vesting Period. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee and as shall be permissible under the terms of the Plan, which times and conditions shall be specified in the Option Agreement evidencing the grant of the Option. Unless the Committee specifically determines otherwise in the Option Agreement, each Option shall vest and become exercisable, cumulatively, by an Optionee or by the Trust on behalf of an Optionee, to the extent of (i) one-fourth of the Optioned Shares as of the first anniversary of the date on which the Option is granted, (ii) one- half of the Optioned Shares as of the second anniversary of the date on which the Option is granted, (iii) three-fourths of the Optional Shares as of the third anniversary of the date on which the Option is granted, and (iv) all of the Optioned Shares as of the fourth anniversary of the date on which the Option is granted, subject to the Optionee's Continuous Employment; provided, however, that the Optionee must complete 12 months of employment to exercise an Incentive Stock Option. An Option may not be exercised for fractional Shares or for less than 10 Shares.

         (b) Exercise Procedures. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option Agreement by an Optionee or by the Trust on behalf of an Optionee and full payment for the Shares with respect to which the Option is exercised has been received by the Company. As soon as administratively practicable following the exercise of an Option in the manner set forth above, the Company shall issue or cause its transfer agent to issue stock certificates representing the Shares purchased. Until the issuance of such stock certificates (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Shares notwithstanding the exercise of the Option. Except as provided in Section 11 below, no adjustment will be made for a dividend or other rights for which the record date occurs prior to the date the stock certificates are issued.

         (c) Exercise of Option with Stock, by Cashless Exercise or Net of Exercise Price. The consideration to be paid for the Shares to be issued upon exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of Shares, which Shares shall be valued, for purposes of determining the extent to which the Option price has been paid thereby, as provided below, and which Shares have been held by the Optionee for at least six months; (iii) by delivering a written direction to the Company that the Option be exercised pursuant to a "cashless" exercise/sale procedure (pursuant to which funds to pay for exercise of the Option are delivered to the Company by a broker upon receipt of stock certificates from the Company) or a cashless exercise/loan procedure (pursuant to which the Optionee would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to the Company whereby the stock certificate or certificates for the Shares for which the Option is exercised will be delivered to such broker as the agent for the person exercising the Option and the broker will deliver to the Company cash (or cash equivalents acceptable to the Company) equal to the option price for the Shares purchased pursuant to the exercise of the Option, plus the amount (if any) of federal and other taxes that the Company, may, in its judgment, be required to withhold with respect to the exercise of the Option; or
(iv) by a combination of the methods described in (i), (ii) and (iii). The Committee, in its discretion, may permit an Optionee or the Trust on behalf of an Optionee to exercise an Option in whole or in part by delivering that number of whole Shares, that have been held by the Optionee for at least six months, having a fair market value equal to the Option price. Shares of the Company's Common Stock so delivered shall be valued at their fair market value at the close of the last business day immediately preceding the date of exercise of the Option, as determined by the Committee. Any balance of the Option price shall be paid in cash. Any Shares delivered in accordance with this provision shall again become available for purposes of the Plan and for Nonstatutory Stock Options subsequently granted thereunder.



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         (d) Termination of Status as Employee, Contractor or Director. If an
Optionee shall cease to be an Employee, independent contractor or director of the Company for any reason other than permanent and total disability (within the meaning of Section 22(e)(3) of the Code as determined in the sole discretion of the Committee), retirement, death or, in the case of an Employee or independent contractor, involuntary termination for "cause," such individual's Option (irrespective of whether such Option has been transferred to the Trust) shall automatically terminate 90 days following the date he or she ceases to be an Employee, independent contractor or director of the Company, unless the Committee, in its discretion, determines to provide a different post-termination exercise period under the Option Agreement with respect to such Option or any amendment thereto (which period shall in no event extend beyond the term of the relevant Option).

                  (1) If an Optionee's employment or service as an independent contractor of the Company is terminated involuntarily by the Company for "cause," such individual's Option (irrespective of whether such Option has been transferred to the Trust) shall automatically terminate on the date he or she ceases to be an Employee or independent contractor of the Company, unless the Committee, in its discretion, determines to determines to provide a different post-termination exercise period under the Option Agreement with respect to such Option or any amendment thereto (which shall in no event extend beyond the term of the relevant Option). Prior to such termination of the Option, the Optionee or the Trust on behalf of an Optionee may exercise such Option to the extent that the Optionee or the Trust on behalf of an Optionee was entitled to exercise on the exercise date, subject to the condition that no Option shall be exercised after the expiration of the term of the Option. For this purpose, "cause" shall have the meaning set out in the Option Agreement relating to a particular Option, or, in the absence of such a definition, shall mean:

                  (i) fraud, embezzlement, or any other illegal act in connection with the Optionee's duties as an Employee of the Company which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company,

                  (ii) conviction of any crime which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company,

                  (iii) material breach of any fiduciary duty owed to the Company,

                  (iv) willful misconduct in connection with the Optionee's duties to the Company which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company,

                  (v) willful failure to perform assigned duties as an Employee of the Company,

                  (vi) misrepresentation of qualifications for position, (vii) the commission of any other act which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below;

                  (viii) a continuing conflict of interest or continuing failure to perform duties or to follow reasonable directions or instructions of the Optionee's superiors. For purposes of this provision, a conflict of interest or failure to perform or follow directions shall be deemed to be "continuing" if the Optionee does not correction the conflict or failure within ten (10) days of receipt of written notice of such conflict or failure; or

                  (ix) an extended period of absence or repeated absences by the Optionee from the performance of Optionee's duties, which absence shall be for a reason other than vacation, illness or disability, or which has not been approved by the Optionee's immediate supervisor; or

                  (x) material breach of a material provision of any employment agreement by the Optionee.

         (e) Disability of Optionee. In the event of the permanent and total disability (within the meaning of Section 22(e)(3) of the Code as determined in the sole discretion of the Committee) during the term of the Option of an Optionee who is at the time of such disability, or was within the 90-day period prior thereto, an Employee, independent contractor or Director of the Company and who was in Continuous Employment as such from the date of the grant of the Option until the date of disability or termination, the Option may be exercised at any time within one year following the date of disability, unless the Committee, in its discretion, determines to provide a


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different post-termination exercise period under the Option Agreement with respect to such Option or any amendment thereto, but only to the extent that the Optionee or the Trust was entitled to exercise the Option at the time of the termination or disability, whichever comes first, unless otherwise determined by the Committee in its discretion, and subject to the condition that no Option shall be exercised after the expiration of the term of the Option.

         (f) Retirement of Optionee. In the event of the retirement during the Option period of an Optionee who is at the time of such retirement, or was within the 90-day period prior thereto, an Employee and who was in Continuous Employment as such from the date of the grant of the Option until the date of the retirement, the Option may be exercised by the Optionee or the Trust on behalf of an Optionee at any time within one year following the retirement date, unless the Committee, in its discretion, determines to provide a different post-termination exercise period under the Option Agreement with respect to such Option or any amendment thereto, but only to the extent that the Optionee or the Trust was entitled to exercise the Option at the time of the Optionee's retirement, unless otherwise determined by the Committee in its discretion, and subject to the condition that no Option shall be exercised after the expiration of the Option period. For purposes of this Section 9, the term "retirement" shall mean voluntary termination of employment by an Employee who is at least age 55 and who has completed five years of employment with the Company.

         (g) Death of Optionee. In the event of the death during the term of the Option of an Optionee who is at the time of his or her death, or was within the 90-day period immediately prior thereto, an Employee, independent contractor or Director of the Company and who was in Continuous Employment as such from the date of the grant of the Option until the date of death, the Option may be exercised for a period up to one year following the date of death, unless the Committee, in its discretion, determines to provide a different post-termination exercise period under the Option Agreement with respect to such Option or any amendment thereto, at any time prior to the expiration of the term of the Option, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest, inheritance or otherwise as a result of the Optionee's death, or by the Trust for the benefit of such estate or person, but only to the extent that the Optionee or Trust was entitled to exercise the Option at the time of the death, unless otherwise determined by the Committee in its discretion, and subject to the condition that no Option shall be exercised after the expiration of the Option period.

         (h) Tax Withholding. When an Optionee or the Trust on behalf of an Optionee is required to pay to the Company an amount with respect to income or employment tax withholding obligations in connection with the exercise of an Option granted under the Plan, the Optionee or the Trust on behalf of an Optionee may elect, prior to the date the amount of such withholding is determined (the "Tax Date") to make such payment, or such increased payment as the Optionee or the Trust on behalf of an Optionee elects to make up to the maximum federal, state and local marginal tax rates (including any related obligation under the Federal Insurance Contribution Act) applicable to the Optionee and the particular transaction, by (i) delivering cash; (ii) delivering part or all of the payment in previously owned stock (whether or not acquired through the prior exercise of a stock option); or (iii) subject to the consent of the Committee, irrevocably directing the Company to withhold from the Shares that would otherwise be issued upon exercise of the Option that number of whole Shares having a fair market value equal to the amount of tax required or elected to be withheld (a "Withholding Election"). If an Optionee's Tax Date is deferred beyond the date of exercise and the Optionee or the Trust on behalf of an Optionee makes a Withholding Election, the Optionee or the Trust on behalf of an Optionee will receive the full amount of Shares otherwise issuable upon exercise of the Option minus the number of Shares necessary to satisfy the minimum withholding requirements measured on the date the Option is exercised (or such higher payment as the Optionee or the Trust may have elected to make) with adjustments to be made in cash after the Tax Date. Any adverse consequences incurred by an Optionee with respect to his or her participation in the Plan or the Trust, the use of Shares to pay any part of the Option price or income or employment tax arising in connection with the exercise of an Option (including without limitation any adverse tax consequences arising as result of a disqualifying disposition within the meaning of Section 422 of the Code) shall be the sole responsibility of the Optionee or Trust. The Company does not warrant or represent to the Optionee any tax consequence of any transaction under this Plan or the Trust, including the initial and continuing satisfaction of the conditions for an Incentive Stock Option under Section 422 of the Code.

10.      Non-Transferability of Options and Shares of Common Stock.

         (a) Options. An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the


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lifetime of the Optionee, only by the Optionee. Notwithstanding the preceding sentence, (i) an Optionee who is eligible to participate in the Trust may transfer or direct the Company to transfer Nonstatutory Stock Options or Optioned Shares to the Trust, subject to the terms and conditions of this Plan and the Trust, and (ii) a Nonstatutory Stock Option may be transferred to a spouse of the Optionee only upon approval of the Committee, providing all the conditions of exercisability and vesting have been met. If the Option Agreement permits, the Optionee may designate a beneficiary who may (i) exercise an Option under Section 9(g) above, or (ii) receive Shares issued pursuant to the exercise of an Option where the death of an Optionee occurs between the date on which the Optionee exercises the Option and the date the Company issues the Shares.

         (b) Shares of Common Stock. The Committee may impose such other restrictions on Shares issued under this Plan as it deems advisable. The certificates representing the Optioned Shares shall bear a legend which shall give notice of such restrictions.

11.      Adjustments Upon Changes in Capitalization.

         Subject to any required action by the shareholders of the Company, the number of Shares of Common Stock covered by each outstanding Option and the per share price thereof in each such Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, combination, reclassification, the payment of a stock dividend on the Common Stock or any other increase or decrease in the number of such Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect (and no adjustment by reason thereof shall be made with respect to) the number or price of Shares subject to an Option.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number or class of securities covered by any Option, as well as the price to be paid therefor, in the event of the Company's effecting one or more reorganizations, recapitalizations, rights offerings, spin-offs, or other increases or reductions of the number of Shares of its outstanding Common Stock, or in the event of the Company's being consolidated with or merged into any other corporation.

Unless otherwise determined by the Committee, upon the dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board which results in any person or entity owning 80% or more of the combined voting power of all classes of stock of the Company, the Plan and all Options outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided. Except as otherwise provided in the Option Agreement with respect to such Option, in the event of any such termination of the Plan, each person holding an Option shall have the right (subject to the general limitations on exercise set forth herein), immediately prior to the occurrence of such termination and during such period occurring prior to such termination as the Committee in its sole discretion shall determine and designate, to exercise such Option in whole or in part, and the exercisability of each outstanding Option shall be accelerated so that the Optionee and the Trust may within such period exercise up to the entire unexercised portion of their respective Options. The Committee shall send written notice of an event that will result in such a termination to the Trust and all persons who hold Options not later than the time at which the Company gives notice thereof to its stockholders and, in any event, not less than 10 days before such event. Upon the occurrence of any such event, any Option not exercised prior thereto shall terminate.

12.      Time of Granting Options.

         Unless otherwise specified by the Committee or as may be required by applicable law, regulation or rule (including rules of stock exchanges or other self-regulatory organizations), the date of grant of an Option under the


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


Plan shall be the date on which the Committee makes the determination to grant such Option or, if later, the date on which are satisfied any conditions precedent to such grant. As soon as feasible after the Committee makes its determination regarding the grant of an Option, the Committee shall notify the person or class of persons who are the recipients of the grant.

13.      Amendment and Termination of the Plan.

         The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable, except that amendments or modifications to the Plan shall be subject to shareholder approval (a) if such amendment or modification increases the Shares available for issuance under Incentive Stock Options granted under the Plan or changes the requirements as to eligibility to receive Incentive Stock Options or (b) to the extent required by applicable law, regulation or rule (including rules of stock exchanges or other self-regulatory organizations). Any amendment or termination of the Plan shall not adversely affect any Option already granted without the relevant Optionee's consent; and if no such consent is secured such Option shall remain in full force and effect as if the Plan had not been amended or terminated.

14.      Conditions Upon Issuance of Shares.

         Shares shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the Optionee to represent and warrant, at the time of any such exercise, that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

15.      Reservation of Shares.

         During the term of this Plan, the Company will at all times reserve and keep available the number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain from any regulatory body having jurisdiction and authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect to the nonissuance or sale of such Shares as to which such requisite authority shall not have been obtained.

16.      Information to Optionee.

         During the term of any Option granted under the Plan, the Company shall provide or otherwise make available to each Optionee and the Trust a copy of its annual report to shareholders and financial information which is provided to its shareholders in accordance with the provisions of the Company's Bylaws and applicable law.

17.      Option Agreement.

         All Options granted under the Plan shall be evidenced by Option Agreements.

18.      Best Payments.

         If the gross amount of any payment or benefit under the Plan, either separately or in combination with any other payment or benefit payable by the Company or pursuant to a plan of the Company would constitute a parachute payment within the meaning of Code Section 280G, then the total payments and benefits accrued and payable under this Plan shall not exceed the amount necessary to maximize the amount received by the Optionee after payment of all employment, income and excise taxes imposed on the Optionee with respect to such payments and benefits. The Optionee may elect, by written notice to the Committee, which items of compensation, if any, shall be reduced so as to meet the requirements of the preceding sentence. If there is a dispute between the Company and the Optionee regarding (i) the extent, if any, to which any payments or benefits to the Optionee are parachute payments or excess parachute payments, under Code Section 280G, (ii) the base amount of such Optionee's compensation, under Code Section 280G, or (iii) the status of such Optionee as a disqualified


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


individual, under Code Section 280G, such dispute shall be resolved as provided in Section 19 below. Within 30 days of the Optionee's receiving notice of (a) a change of control of the Company within the meaning of Code Section 280G or (b) the Optionee's termination of service with the Company or the Company's receiving notice of such termination, either the Optionee or the Company may request, in accordance with Section 19 below, (a) a determination of the amount of any parachute payment, excess parachute payment, or base amount of compensation, or (b) a determination of the reduction necessary to maximize the amount receivable by the Optionee as described above. Any fees, costs or expenses incurred by the Optionee or the Trust in connection with such determinations shall be paid by the Optionee.

19.      Mandatory Arbitration.

         Any dispute arising out of or relating to this Plan or any Option Agreement shall be resolved solely by arbitration before one arbitrator in accordance with the Employee Benefit Plan Claim Rules of the American Arbitration Association. The location of the arbitration proceeding shall be in McLean, Virginia. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party to any dispute regarding the Plan or an Option Agreement shall pay the costs and fees (including attorneys' fees) of presenting his, her or its case in arbitration. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative fees and the arbitrator's fees, shall be borne equally by the parties. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding. The provisions of this Section 19 are exclusive for all purposes and applicable to any and all disputes arising out of or relating to the Plan or any Option Agreement. The arbitrator who hears and decides any dispute shall have jurisdiction and authority to award only compensatory damages to make whole a person or entity sustaining foreseeable economic loss, and shall not have jurisdiction or authority to make any other award of any type, including, without limitation, punitive damages, unforeseeable economic damages, adverse tax consequences, damages for pain, suffering or emotional distress, or any other kind or form of damages. The remedy, if any, awarded by the arbitrator shall be the sole and exclusive remedy for any dispute which is subject to arbitration under this Plan.

20.      Governing Law.

         The validity, construction and effect of the Plan and any agreement hereunder shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

*       *       *

This Plan was duly adopted and approved by the Board of Directors of the Company by resolution at a meeting held on the 9th day of April, 1998.

/s/ GRIER C. RACLIN
------------------------------------------------------------------------
Secretary of the Company

This Plan was duly approved by the stockholders of the Company at a meeting held on the 20th day of May , 1998.

/s/ GRIER C. RACLIN
------------------------------------------------------------------------
Secretary of the Company



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